EXHIBIT 5.1
                            WILLIAM C. RAY
                            Attorney at Law
                          1212 Heathrow Drive
                         Greensboro, NC  27410



                                     December 15, 1997



Network Systems International, Inc.
200 North Elm Street
Greensboro, North Carolina  27401

Re:   Registration Statement on Form S-8

Gentlemen:

      This refers to the Registration Statement on Form S-8 (the "Registration Statement") filed on December 15, 1997, by Network Systems International, Inc. (the "Company") with the Securities and Exchange Commission. The Registration Statement was filed to register under the Securities Act of 1933 45,000 shares of the Company's common stock, $.001 par value (the "Shares"), issued to Palm State Equities, Inc. ("Palm State") as compensation for stock promotion services rendered to the Company pursuant to the Stock Promotion Agreement (the "Stock Promotion Agreement").dated July 16, 1997, between Palm State and the Company

      In connection with the foregoing, I have acted as the Company's counsel and examined originals, or copies certified to my satisfaction, of all such corporate records of the Company, certificates of public officials and officers of the Company, and other documents that I deemed necessary to form a basis for the opinion expressed below.

      Based on the foregoing and having regard for legal considerations that I deem relevant, I am of the opinion that the Shares, when issued for the consideration specified in the Stock
Promotion Agreement, will be legally issued, fully paid, and nonassessable.

      I consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

                                     Very truly yours,

                                     /s/ William C. Ray

                                     William C. Ray